EXHIBIT 23.1.1


Once the name of Charles River Laboratories Holdings, Inc. has been changed to Charles River Laboratories Corp. we will be in a position to render the following consent.

                      "CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated March 29, 2000 relating to the financial statements and financial statement schedules of Charles River Laboratories Corp., which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
April 20, 2000"